Exhibit 99.1

CONTACT:
Frank Schools, Vice President Finance (714) 414-4062

FOR IMMEDIATE RELEASE

PACIFIC SUNWEAR REPORTS THIRD QUARTER
NET INCOME INCREASES 30%, TO $31.9 MILLION,
YEAR TO DATE NET INCOME UP 44%

     ANAHEIM, CA/November 8, 2004 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today reported record results for the third quarter ended October 30, 2004. Net income for the third quarter increased 30% to $31.9 million, or $.43 per share, basic, and $.42 per share, diluted, compared to $24.5 million, or $.32 per share, basic, and $.31 per share, diluted, for the third quarter of fiscal 2003.

     Total sales for the third quarter of fiscal 2004 (thirteen weeks) were $329.1 million, an increase of 17.0% over total sales of $281.3 million for the third quarter of fiscal 2003 (thirteen weeks). Company same store sales increased 6.6% for the third quarter of fiscal 2004 with PacSun same store sales up 6.8% and d.e.m.o. same store sales up 4.8%.

     “I am pleased to report another strong earnings quarter in 2004 for Pacific Sunwear,” stated Greg Weaver, Chairman and CEO. “Third quarter earnings were up 30% and operating margin increased to 15.5% vs. 14.0% last year. Year to date, our operating margin has increased to 12.4% vs. 10.3% last year.”

     “Our same store sales guidance for the fourth quarter is for same store sales growth of 5%. We are comfortable with the current consensus earnings per share estimates of analysts for the fourth quarter of fiscal 2004 of $0.52. This takes our full year fiscal 2004 earnings per share guidance to $1.36.”

     “As previously announced, Seth Johnson has joined Pacific Sunwear as of November 1st as Chief Operating Officer and as a member of our Board of Directors. We are pleased to have him on board,” concluded Mr. Weaver.

     Net income for the first nine months of fiscal 2004 was $66.2 million, or $.87 per share, basic, and $.85 per share, diluted, an increase of 44% over net income of $45.9 million, or $.60 per share, basic, and $.59 per share, diluted, for the first nine months of fiscal 2003. Total sales for the nine months of fiscal 2004 were $849.0 million, an increase of 18.9% over total sales of $714.0 million for the nine months of fiscal 2003. Company same-store sales increased 8.4% for the first nine months of fiscal 2004 with PacSun same-store sales up 8.8% and d.e.m.o. same-store sales up 4.7%.

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3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

     Pacific Sunwear is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of October 30, 2004, the Company operated 734 PacSun stores, 84 PacSun outlet stores and 159 d.e.m.o. stores, for a total of 977 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

     The matters discussed in this news release with respect to earnings per share guidance for the fourth quarter and full year fiscal 2004, as well as fourth quarter same-store sales guidance, are forward-looking statements that involve risks and uncertainties, including changes in customer demands and preferences, lower than expected same store sales, competition from other retailers, higher than anticipated costs and uncertainties generally associated with apparel retailing. The historical results achieved are not necessarily indicative of future prospects of the Company. More information on factors that could affect the Company’s financial results is included in the Company’s Report on Form 10-K for the year ended January 31, 2004 and subsequent periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to update our forward-looking statements to reflect new information or events or for any other reason.

     Pacific Sunwear of California, Inc. releases are available on Pacific Sunwear’s Corporate News on the Net site at http://www.businesswire.com/cnn/psun.htm.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

SUMMARY STATEMENTS OF INCOME
(unaudited)
(in $ thousands, except share and per share data)

	Third Quarter Ended		Nine Months Ended
	OCT. 30,	NOV. 1,	OCT. 30,	NOV. 1,
	2004	2003	2004	2003
Net sales	$329,083	281,253	$849,011	$713,976
Gross margin	118,880	100,617	297,272	244,305
Selling, G&A expenses	67,993	61,358	192,004	170,499

Operating income	50,887	39,259	105,268	73,806
Interest income, net	403	213	1,176	342

Income before taxes	51,290	39,472	106,444	74,148
Income tax expense	19,394	14,963	40,248	28,281

Net income	$31,896	$24,509	$66,196	$45,867

Net income per share, basic	$0.43	$0.32	$0.87	$0.60

Net income per share, diluted	$0.42	$0.31	$0.85	$0.59

Weighted avg. shares outstanding, basic	74,415,403	77,685,516	76,298,445	76,031,944

Weighted avg. shares outstanding, diluted	75,919,451	79,876,426	77,996,056	78,322,218

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in $ thousands)

	OCT. 30,	JAN. 31,	NOV. 1,
	2004	2004	2003
ASSETS
Current assets:
Cash & cash equivalents	$45,951	$142,840	$83,495
Short-term investments	38,573	33,035	10,410
Inventories	201,010	147,751	169,184
Other current assets	37,139	29,910	25,395

Total current assets	322,673	353,536	288,484
Property and equipment, net	220,844	203,644	203,763
Other long-term assets	19,222	18,081	16,802

Total assets	$562,739	$575,261	$509,049

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$105,844	$93,634	$78,842
Income taxes payable	12,007	15,024	7,450
Current portion of long-term debt and capital leases	1,762	1,886	1,952

Total current liabilities	119,613	110,544	88,244
Long-term portion of debt and capital leases	736	1,455	1,936
Other long-term liabilities	36,255	34,500	29,084

Total liabilities	156,604	146,499	119,264
Total shareholder’s equity	406,135	428,762	389,785

Total liabilities and shareholders’ equity	$562,739	$575,261	$509,049

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited)
(in $ thousands)

	FOR THE NINE MONTHS ENDED
	OCT. 30, 2004	NOV. 1, 2003
Cash flows from operating activities:
Net income	$66,196	$45,867
Depreciation & amortization	29,661	26,939
Loss on disposal of property and equipment	2,474	1,492
Tax benefits related to exercise of stock options	4,429	14,449
Changes in operating assets and liabilities:
Inventories	(53,259)	(45,751)
Accounts payable and accrued expenses	14,274	12,904
Income taxes and deferred income taxes	(3,017)	(550)
Other assets and liabilities	(6,615)	4,560

Net cash provided by operating activities	54,143	59,910
Cash flows from investing activities:
Purchases of short-term investments	(23,374)	(10,410)
Maturities of short-term investments	17,836	—
Increase in accrued capital expenditures	3,407	2,960
Purchases of property and equipment	(48,693)	(30,681)

Net cash used in investing activities	(50,824)	(38,131)
Cash flows from financing activities:
Repurchases of common stock	(109,502)	—
Proceeds from exercise of stock options	10,779	27,111
Repayments under long-term debt and capital leases	(1,485)	(1,800)
Cash paid in-lieu of fractional shares	—	(33)

Net cash (used in)/provided by financing activities	(100,208)	25,278

Net (decrease)/increase in cash and cash equivalents	(96,889)	47,057
Cash and cash equivalents, beginning of period	142,840	36,438

Cash and cash equivalents, end of period	$45,951	$83,495

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	OCT. 30,	NOV. 1,
	2004	2003
Stores open at beginning of fiscal year	877	791
Stores opened during first nine months	105	75
Stores closed during first nine months	(5)	(3)

Stores open at end of third quarter	977	863

Other operating data:
PacSun stores	734	664
Outlet stores	84	78
d.e.m.o. stores	159	121

	977	863

Total square footage at end of period (in thousands)	3,391	2,937

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000